Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, CFO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK ANNOUNCES MANAGEMENT AND BOARD CHANGES

WOODBURY, N.Y. - August 10, 2007 -- Intelli-Check, Inc. (AMEX: IDN) today announced the resignations of Mr. Todd Liebman, Senior VP of Marketing and Interim CEO and Mr. Ashok Rao, Board Member, effective immediately. Mr. Jeff Levy will resume the role of Interim CEO. The Board of Directors expresses their appreciation for Todd’s efforts, creativity and significant contributions over the past two years as well as for Ashok’s service to the Board and wishes them well in their future endeavors.

About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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